Industrial Services Of America, Inc. Reports Expiration Of Waste And Recycling Management Contract

LOUISVILLE, KY (September 16, 2005) Industrial Services of America, Inc. (ISA), IDSA, a leading provider of logistics management services, equipment and processes for waste, recyclable commodities and other materials, reports that The Home Depot has notified the Company that it has allowed its management contract with ISA to expire. At The Home Depot's request, ISA has agreed to continue servicing their account through October 30, 2005.

ISA was surprised by this move, after serving The Home Depot for 21 years. ISA has worked diligently over the past weeks to service The Home Depot during the Hurricane Katrina disaster and has committed substantial funds and equipment to this effort. ISA's CEO, Harry Kletter, personally visited the effected areas, as he did during the multiple hurricanes last year in Florida. From the time that The Home Depot had only 20 locations to the over 2,000 locations they now operate, ISA has always responded to their daily needs, special requests, and occasional disasters in an effort to satisfy The Home Depot in every aspect.

"We have had a long and productive relationship with The Home Depot. Our waste and recycling management expertise and systems have served The Home Depot well for the last two decades," said Harry Kletter, CEO of ISA.

"While we are disappointed at The Home Depot's decision, going forward we remain focused on servicing our other valued customers and aggressively marketing our waste and recycling management service solutions across the retail, commercial and industrial sectors, and real estate development In addition, we will emphasize growth initiatives in our ferrous and non-ferrous recycling and processing operations, and also in our waste and recycling equipment sales, service and leasing division," Kletter said.

For the first two quarters of 2005, The Home Depot contract accounted for 3.4% of ISA's net income, 59% of ISA's total gross revenue, and 79% of the total gross revenue of the Computerized Waste Systems segment. During 2004, The Home Depot contract accounted for 9.4% of ISA's net income, 51% of ISA's total gross revenue, and 76% of the total gross revenue of the Computerized Waste Systems segment. As noted by Mr. Kletter, the Company is actively working to replace the revenue generated by The Home Depot contract, however if those revenues cannot be replaced the net income to the Company may be adversely affected.

Computerized Waste Systems is a segment of ISA which combines waste reduction and diversion and waste and recycling management technology to create customized waste disposal programs for clients throughout the United States, Puerto Rico and Canada. CWS works with more than 2,300 hauling, recycling, landfill and maintenance service providers to manage waste streams and provide proprietary reports on disposal rates, equipment cost, recycling prices and other information that keeps our customers fully informed and reduces their costs.

Industrial Services of America, Inc is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide. Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact Information: Industrial Services of America, Inc., Louisville, KY, Michael Shannonhouse or Ron Kletter, 502-366-3452, mshannonhouse@isa-inc.com or rkletter@isa-inc.com.